EXHIBIT 5

PW RICHTER PLC
3901 Dominion Townes Circle
Richmond, Virginia 23223
Telephone: 804 644 2182

January 4, 2008

Board of Directors
CHDT Corporation
350 Jim Moran Blvd., Ste. 120
Deerfield Beach, Florida 33442
Re:          Registration of Securities of CHDT Corp.
Gentlemen:
In connection with the registration of up to 10,000,000 shares of Common Stock of  CHDT Corporation, a Florida corporation (the “Company”), $0.0001 par value (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the 2005 Equity (Incentive) Plan (“Plan”)  Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the  Plan, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
/s/ PW Richter plc